News Release
For Immediate Release 11/2/06

Company contacts:
T. Paul Bulmahn, Chairman and President
Albert L. Reese Jr., Chief Financial Officer
713-622-3311 www.atpog.com

ATP Oil & Gas Reports Back-to-Back Quarterly Record Production and Third Quarter Results

HOUSTON - November 2, 2006 - (Business Wire) - ATP Oil & Gas Corporation (NASDAQ: ATPG) today released its operations update and third quarter 2006 results:

•	Achieving a second consecutive quarter of record production with an average rate of 174.1 MMcfe/d, exceeding guidance of 170.0 MMcfe/d;
•	Recording quarterly revenue of $132.8 million and net income available to common shareholders of $1.2 million;
•	Adding six wells to production during the first nine months of 2006, with nine additional near-term wells scheduled to come online, three in the fourth quarter 2006 and six in the first half 2007;
•
Acquiring seven blocks in the Gulf of Mexico in 2006 and executed the contract to build a MinDOC floating production platform, which will service the company’s deepwater properties - Mirage, Morgus, and Telemark.

Results of Operations

As a result of the continued ramp-up in production at ATP’s Mississippi Canyon (“MC”) 711 and Tors properties, production for the third quarter of 16.0 Bcfe (174.1 MMcfe/d) was 18% higher than the second quarter 2006 (148.6 MMcfe/d) and 321% higher than the third quarter 2005 (41.4 MMcfe/d). Price realizations of $8.30 per Mcfe in the third quarter were 3% above the second quarter and 20% above the third quarter 2005. Revenues for the third quarter of $132.8 million were 22% above the second quarter and 404% above the third quarter 2005. Production for the nine months ending September 30, 2006 was 35.5 Bcfe, an increase of 144% over the same period in 2005. Revenues during the nine month 2006 period were $287.0 million, an increase of 196% over the comparable 2005 period.

Lease operating expense (LOE) per Mcfe was $1.43 for the third quarter of 2006, compared with $1.57 per Mcfe in the second quarter of 2006 and $1.26 in the third quarter of 2005. LOE per Mcfe has improved from the second quarter of 2006 (9% lower) and from the first quarter of 2006 (21% lower) primarily due to our rapid increase in production this year and our focus on reducing costs at properties with low production rates. The increase in LOE per Mcfe compared with the third quarter of 2005 (13% higher) was primarily due to increases in insurance and other operating costs and costs of uninsured hurricane repairs. With our expectation of significant near-term production growth and our focus on reducing operating costs, we anticipate further improvement in the company’s per unit LOE.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 1 of 10

General and administrative expenses (G&A) of $4.6 million for the third quarter were 14% above the second quarter 2006 and 19% above the third quarter 2005. The increase is primarily attributed to legal, professional and consulting fees, partially offset by the prior year provision that was recorded for the successful ATP Employee Volvo Challenge Plan.

Depreciation, depletion, and amortization (DD&A) per Mcfe was $3.44 in the third quarter, 7% above the second quarter and 6% above the third quarter 2005. The overall DD&A expense increase is mainly due to increased production from newly developed properties in 2006. In addition to DD&A, ATP also recorded a noncash charge for impairment of $11.8 million related to three properties acquired in a package of properties in late 2005. While ATP believes that it could have performed additional activities at these three locations that, over time, might have resulted in added revenue, the decision was made to forego these capital expenditures.

ATP recorded a tax provision during the third quarter relating to its foreign jurisdictions based on the expected 2006 effective tax rate of each jurisdiction. The rates were determined based on the projected results of operations for the year, the valuation allowance that had previously been recorded at each jurisdiction and any permanent differences affecting the overall tax rate.

ATP recorded net income available to common shareholders of $1.2 million or $0.04 per basic and diluted share in the third quarter 2006, compared to net income of $6.4 million in the second quarter and a net loss of $10.6 million in the third quarter 2005. For the nine months ending September 30, 2006, ATP recorded a net loss available to common shareholders of $2.3 million or $0.08 per basic and diluted share compared with a net loss available to common shareholders of $12.9 million or $0.44 per basic and diluted share during the same nine-month period in 2005.

Third quarter net income available to common shareholders was impacted by the impairment expense noted above. Research analysts typically exclude this charge from their published estimates. Accordingly, after adjusting for this item, ATP had net income available to common shareholders before impairment expense of $12.9 million or $0.44 and $0.43 per basic and diluted share.

ATP’s selected operating statistics and financial information, included within this press release, contain additional information on the company’s activities for the third quarter 2006 and comparable period in 2005.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 2 of 10

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Selected Operating Statistics

Production
Natural gas (MMcf)	8,726	2,718	22,380	11,033
Oil and condensate (MBbls)	1,215	182	2,181	584
Natural gas equivalents (MMcfe)	16,017	3,807	35,469	14,537
Gulf of Mexico (GOM, in MMcfe)	11,836	3,807	27,151	13,625
North Sea (MMcfe)	4,181	-	8,318	913

Average Prices (includes effect of cash flow hedges)
Natural gas (per Mcf)	$7.22	$6.94	$7.29	$6.55
Natural gas (per Mcf) - GOM	7.35	6.94	7.47	6.52
Natural gas (per Mcf) - N. Sea	7.07	-	6.98	6.95
Oil and condensate (per Bbl)	57.52	41.16	56.74	41.67
Natural gas, oil and condensate (per Mcfe)	8.30	6.92	8.09	6.65

Other Expenses, per Mcfe
Lease operating expense (per Mcfe)	$1.43	$1.26	$1.55	$1.06
Lease operating expense (per Mcfe) - GOM	1.46	1.17	1.61	1.02
Lease operating expense (per Mcfe) - N. Sea	1.34	-	1.34	1.63
Depreciation, depletion and amortization (DD&A)	3.44	3.23	3.26	3.30
DD&A - GOM	3.50	3.22	3.24	3.26
DD&A - N. Sea	3.24	-	3.31	3.97

Selected Financial Data
(In Thousands, Except Per Share Data)

Oil and gas revenues, including settled derivatives (1)	$132,822	$26,342	$286,952	$96,810
Net income (loss)	12,709	(6,821)	27,024	(9,142)
Preferred dividends	(11,536)	(3,756)	(29,340)	(3,756)
Net income (loss) available to common shareholders	1,173	(10,577)	(2,316)	(12,898)

Net income (loss) per common share - basic and diluted	$0.04	$(0.36)	$(0.08)	$(0.44)

Average number of common shares outstanding
Basic	29,776	29,109	29,643	29,005
Diluted	30,406	29,922	30,342	29,833
__________________
(1) See oil and gas revenue reconciliation on the last page of this press release.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 3 of 10

Acquisitions, Development and Operations Update
Thus far in 2006, ATP has acquired seven blocks in the Gulf of Mexico, all with a 100% working interest and operated by ATP. Four deepwater blocks were acquired in two separate private transactions: Telemark (Atwater Valley 63), Mirage (Mississippi Canyon - “MC” - 941), Oasis (MC 943) and Morgus (MC 942). ATP was also successful at both Gulf of Mexico lease sales conducted in 2006. At the March sale, ATP was awarded Green Canyon 37, a deepwater lease. At the August sale, ATP was awarded Garden Banks 388 and Garden Banks 187. Five of these properties have had previous drilling, which encountered hydrocarbons and all are scheduled for development during the next three year period.

ATP placed on production six new wells during the first nine months of 2006. An additional nine wells are scheduled for first production between now and the middle of 2007. The new producing wells, particularly those at Mississippi Canyon 711 (Gomez) and Tors, have been the primary drivers for ATP’s 144% increase in production during the first nine months of 2006 compared to the same period in 2005. New wells scheduled in the next nine months are projected to continue to increase production into 2007.

In the first nine months of 2006, ATP paid $390.9 million for acquisition and development of oil and gas properties compared to $272.6 million during the same period in 2005.

Hedging Update
Since ATP reported second quarter earnings in August 2006, the company has hedged with fixed forward contracts an additional 6.7 Bcf of natural gas in the U.K. The hedges cover projected volumes for the fourth quarter 2006, calendar 2007 and first quarter 2008 at a weighted average price of $10.06 per Mcf. A detailed listing of the new hedges as well as previously existing hedges is provided near the end of this press release.

Capital Resources and Liquidity
Cash flow from operating activities was $105.3 million for the nine months ended September 30, 2006, compared to $61.4 million for the same period in 2005. Cash flow from operating activities prior to changes in assets and liabilities, a non-GAAP measure frequently used by research analysts, was a record $179.4 million for the nine months ended September 30, 2006, compared to $49.9 million for the same period in 2005. A non-GAAP reconciliation is provided near the end of this press release. ATP had $61.3 million in cash and cash equivalents on hand at September 30, 2006, compared to $65.6 million at December 31, 2005.

3rd Quarter 2006 Conference Call
ATP’s Chairman & President T. Paul Bulmahn, Senior Vice President Gerald W. Schlief, Chief Financial Officer Albert L. Reese, Jr. and Chief Operating Officer Leland E. Tate will host a conference call to discuss the company’s third quarter results on Friday, November 3 at 10:00 am central time.

Web listeners will need to log in to www.atpog.com at least 10 minutes prior to the start of the call. Phone participants should dial (800) 819-9193. The audio download file in MP3 format will be released within 48 hours of the call.  A recorded phone replay will be available at 888-203-1112, access code 5084901, for a period of 24 hours beginning at 1:00 pm CT, and the Web cast will be archived for 30 business days at www.atpog.com.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 4 of 10

About ATP Oil & Gas
ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market.

Forward-looking Statements
Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP's forward-looking statements are found in our SEC filings.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 5 of 10

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	September 30,	December 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$61,263	$65,566
Restricted cash	26,298	12,209
Accounts receivable (net of allowances of $308 and $367)	148,714	83,571
Deferred tax asset	4,633	-
Derivative asset	1,272	-
Other current assets	12,464	4,454
Total current assets	254,644	165,800

Oil and gas properties:
Oil and gas properties (using the successful efforts
method of accounting)	1,382,682	899,284
Less: Accumulated depletion, impairment and amortization	(400,646)	(271,863)
Oil and gas properties, net	982,036	627,421

Furniture and fixtures, net	1,136	1,175
Deferred tax asset	1,342	4,025
Derivative asset	177	-
Deferred financing costs, net	24,337	17,922
Other assets, net	11,549	7,420
	38,541	30,542
Total assets	$1,275,221	$823,763

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accruals	$208,987	$144,675
Current maturities of long-term debt	5,250	3,500
Current maturities of long-term capital lease	22,962	8,679
Asset retirement obligation	13,201	7,097
Derivative liability	-	1,282
Total current liabilities	250,400	165,233

Long-term debt	513,301	337,489
Long-term capital lease	-	34,437
Asset retirement obligation	87,967	60,267
Deferred tax liability	5,738	-
Other long-term liabilities and deferred obligations	-	8,826
Total liabilities	857,406	606,252

Shareholders' equity:
Preferred stock: $0.001 par value	364,198	184,858
Common stock: $0.001 par value	30	29
Additional paid-in capital	148,125	149,267
Accumulated deficit	(103,649)	(101,333)
Accumulated other comprehensive income	10,022	(4,693)
Unearned compensation	-	(9,706)
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	417,815	217,511
Total liabilities and shareholders' equity	$1,275,221	$823,763

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 6 of 10

CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Oil and gas revenues	$132,822	$26,342	$286,952	$96,810

Costs and operating expenses:
Lease operating	22,848	4,796	54,800	15,377
Exploration	1,660	3,067	2,168	5,574
General and administrative	4,643	3,893	14,477	13,247
Stock-based compensation	3,160	-	8,686	-
Depreciation, depletion and amortization	55,026	12,289	115,545	47,993
Impairment of oil and gas properties	11,760	-	11,760	-
Accretion	2,255	622	5,473	1,801
(Gain) loss on abandonment	349	248	3,855	324
Total costs and operating expenses	101,701	24,915	216,764	84,316
Income from operations	31,121	1,427	70,188	12,494

Other income (expense):
Interest income	1,377	1,518	3,157	3,006
Interest expense	(14,780)	(9,760)	(38,049)	(24,644)
Other income	-	(6)	-	2
Total other income (expense)	(13,403)	(8,248)	(34,892)	(21,636)

Income (loss) before income taxes	17,718	(6,821)	35,296	(9,142)
Provision for income taxes	(5,009)	-	(8,272)	-

Net income (loss)	$12,709	$(6,821)	$27,024	$(9,142)

Preferred dividends	(11,536)	(3,756)	(29,340)	(3,756)

Net income (loss) available to common shareholders	$1,173	$(10,577)	$(2,316)	$(12,898)

Net income (loss) per common share - basic and diluted	$0.04	$(0.36)	$(0.08)	$(0.44)

Weighted average number of common shares:
Basic	29,776	29,109	29,643	29,005
Diluted	30,406	29,922	30,342	29,833

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 7 of 10

CONSOLIDATED CASH FLOW DATA
(In Thousands)

	Nine Months Ended
	September 30,
	2006	2005

Cash flows from operating activities:
Net income (loss)	$27,024	$(9,142)
Adjustments to operating activities	152,418	59,071
Changes in assets and liabilities	(74,096)	11,461
Net cash provided by operating activities	105,346	61,390

Cash flows from investing activities:
Additions to oil and gas properties	(390,916)	(272,603)
Additions to furniture and fixtures	(331)	(427)
Increase in restricted cash	(13,296)	(12,312)
Net cash used in investing activities	(404,543)	(285,342)

Cash flows from financing activities:
Proceeds from long-term debt	178,500	132,113
Principal payments of long-term debt	(2,188)	(2,300)
Deferred financing costs	(11,116)	(10,416)
Issuance of preferred stock, net of issuance costs	145,463	169,440
Principal payments of capital lease	(20,869)	-
Exercise of stock options	4,416	3,536
Other	-	(68)
Net cash provided by financing activities	294,206	292,305

Effect of exchange rate changes on cash	688	(3,757)

Net increase (decrease) in cash and cash equivalents	(4,303)	64,596
Cash and cash equivalents, beginning of period	65,566	102,774

Cash and cash equivalents, end of period	$61,263	$167,370

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 8 of 10

Hedges, Derivatives and Fixed Price Contracts

	2006	2007					2008
	4Q	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico:
Fixed Forwards and Swaps
Natural Gas
Volumes (MMMBtu)	1,073.0	1,350.0				1,350.0	-	-	-	-
Price ($/MMBtu)	$ 9.83	$ 10.89				$ 10.89	$ -	$ -	$ -	$ -
Crude Oil
Volumes (MBbls)	294.4	297.0	345.8	395.6	395.6	1,434.0	91.0	91.0	92.0	92.0	366.0
Price ($/Bbl)	$ 65.21	$ 69.61	$ 70.74	$ 70.90	$ 70.90	$ 70.60	$ 76.55	$ 76.55	$ 76.55	$ 76.55	$ 76.55
Equivalents
Volumes (MMMBtue)	2,839.4	3,132.0	2,074.8	2,373.6	2,373.6	9,954.0	546.0	546.0	552.0	552.0	2,196.0
Price ($/MMBtue)	$ 10.48	$ 11.30	$ 11.79	$ 11.82	$ 11.82	$ 11.65	$ 12.76	$ 12.76	$ 12.76	$ 12.76	$ 12.76

Puts
Crude Oil
Volumes (MBbls)	506.0	585.0	91.0	92.0	92.0	860.0	-	-	-	-
Floor Price ($/Bbl)	$ 57.50	$ 57.88	$ 60.00	$ 60.00	$ 60.00	$ 58.56	$ -	$ -	$ -	$ -

North Sea:
Fixed Forwards and Swaps
Natural Gas
Volumes (MMMBtu)	1,680.0	2,250.0	910.0	920.0	920.0	5,000.0	910.0	-	-	-	910.0
Price ($/MMBtu) (1)	$ 11.95	$ 12.81	$ 7.51	$ 7.51	$ 9.83	$ 10.32	$ 11.33	$ -	$ -	$ -	$ 11.33
The above are hedges, derivatives and fixed price contracts that are currently in effect or have settled prior to such date.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
Recent North Sea Gas Fixed Forwards:
October 9, 2006: 10,000 MMBtu/d November 2006 at £5.250/MMBtu
October 9, 2006: 10,000 MMBtu/d December 2006 at £6.69/MMBtu
October 9, 2006: 10,000 MMBtu/d January 2007 to March 2007 at £6.800/MMBtu
October 9, 2006: 10,000 MMBtu/d April 2007 to September 2007 at £4.010/MMBtu
October 25, 2006: 10,000 MMBtu/d November 2006 at £4.300/MMBtu
October 25, 2006: 10,000 MMBtu/d December 2006 at £5.750/MMBtu
October 25, 2006: 10,000 MMBtu/d January 2007 to March 2007 at £5.950/MMBtu
October 25, 2006: 10,000 MMBtu/d October 2007 to December 2007 at £5.250/MMBtu
October 25, 2006: 10,000 MMBtu/d January 2008 to March 2008 at £6.050/MMBtu
(1) Assumes $1.8726 to £1.00 currency translation rate.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 9 of 10

Oil and Gas Revenue Reconciliation (1)
(In Thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Oil and gas revenues, including the effects of settled derivatives (1)	$132,895	$26,327	$286,997	$96,622
Hedging ineffectiveness and other (2)	(73)	15	(45)	188
Oil and gas revenue per income statements	$132,822	$26,342	$286,952	$96,810

(1)
Oil and gas revenues including the effects of settled derivative activities differ from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period.  Set forth above is a table reconciling the presented information with revenues from oil and gas production.  The total of oil and gas revenues, including the effects of settled derivative activities, is presented because of its acceptance as an indicator of the Company's realized cash flow from its oil and gas production during the period for which it is presented.

(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that is based on imperfect correlations to benchmark oil and natural gas prices.

Cash Flow From Operating Activities
(In Thousands)
	Nine Months Ended
	September 30,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$27,024	$(9,142)
Adjustments to operating activities	152,418	59,071
Cash flows from operating activities before changes in assets and liabilities	179,442	49,929
Changes in assets and liabilities	(74,096)	11,461
Net cash provided by operating activities	$105,346	$61,390

Net Income Before Impairment of Oil and Gas Properties
(In Thousands)
	Nine Months Ended
	September 30,
	2006	2005
Net income (loss) available to common shareholders	$1,173	$(2,316)
Impairment of oil and gas properties	11,760	-
Net income (loss) available to common shareholders
Net income (loss) available to common shareholders before impairment of oil and gas properties	$12,933	$(2,316)

Net income (loss) per common share:
Basic	$0.44	$(0.08)
Diluted	$0.43	$(0.08)

Weighted average number of common shares:
Basic	29,643	29,109
Diluted	30,406	29,922

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 10 of 10